Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES ISSUED OR ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, ENDORSED, PLEDGED, MORTGAGED, HYPOTHECATED OR OTHERWISE CONVEYED OR DISPOSED OF, UNLESS THEY ARE (1) SO REGISTERED OR (2) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND IF REASONABLY REQUESTED BY THE COMPANY, A WRITTEN LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS PROVIDED BY THE TRANSFEROR. THIS WARRANT AND THE SHARES ISSUED OR ISSUABLE UPON EXERCISE OF THIS WARRANT, IF NOT TRANSFERRED PURSUANT TO AND IN CONFORMITY WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER THE SECURITIES ACT, ALSO ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN ARTICLE IX OF THIS WARRANT, AND NO TRANSFER OF THIS WARRANT AND/OR SUCH SHARES SHALL BE VALID OR EFFECTIVE IF IT IS NOT EFFECTED IN COMPLIANCE WITH SUCH RESTRICTIONS ON TRANSFER.

No. 10	Dated: July 15, 2020

THORNE HOLDING CORP.

AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

THIS IS TO CERTIFY THAT, Kirin Holdings Company, Limited (the “Initial Warrant Holder”) and its successors and permitted assigns are entitled to purchase from Thorne Holding Corp., a Delaware corporation (the “Company”), at any time or from time to time after 9:00 A.M., New York City time, on October 11, 2018 (such day, the “Initial Exercise Date”), and prior to 5:00 P.M., New York City time, on the ten (10) year anniversary of the Initial Exercise Date (the “Expiration Date”), any or all of one hundred twenty-seven (127) shares (the “Initial Warrant Shares”) of Common Stock (as defined below) of the Company at a purchase price per share equal to $2,280.03 per share (the “Initial Exercise Price”). The number and character of the Initial Warrant Shares and the Initial Exercise Price are subject to adjustment as provided herein.

The Company and the Initial Warrant Holder each acknowledge and agree that this Amended and Restated Common Stock Purchase Warrant supersedes and replaces in its entirety that certain Common Stock Purchase Warrant No. 10, dated July 5, 2018, to purchase five thousand (5,000) shares of Common Stock (the “Original Warrant”). This Amended and Restated Common Stock Purchase Warrant is being issued to reflect that, on July 15, 2020, the Initial Warrant Holder partially exercised the Original Warrant and was issued four thousand eight hundred seventy-three (4,873) shares of Common Stock, and this Amended and Restated Common Stock Purchase Warrant represents the remaining one hundred twenty-seven (127) shares of Common Stock under the Original Warrant.

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this warrant, the following terms shall have the respective meanings set forth below or elsewhere in this Warrant as referred to below:

“Affiliate” shall have the meaning set forth in the Stockholders Agreement.

“Change of Control” shall mean (x) the sale or transfer of more than fifty percent (50%) of the outstanding capital stock of the Company in a single transaction or series of related transactions to Persons who are not then stockholders of the Company, (y) the issuance of shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, constituting more than fifty percent (50%) of the outstanding capital stock of the Company immediately after issuance, to Persons who were not holders of Common Stock, on an as converted basis, immediately prior to such issuance or (z) the sale, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its majority-owned subsidiaries in a single transaction or series of related transactions to Persons who are not then stockholders of the Company.

“Common Stock” shall mean the Company’s Common Stock, $0.01 par value per share.

“Company” shall have the meaning set forth in the preamble hereof.

“Exercise Date” shall have the meaning set forth in Section 2.02 hereof.

“Exercise Price” shall mean the Initial Exercise Price, as adjusted from time to time pursuant to the terms of this Warrant.

“Expiration Date” shall have the meaning set forth in the preamble hereof.

“Fair Market Value” shall mean the fair market value per share of Common Stock, as determined in good faith by the Board of Directors of the Company, from time to time. Notwithstanding the forgoing, (i) in the event this Warrant is exercised in connection with a Change of Control, the Fair Market Value of the Common Stock shall be equal to the per share consideration paid for a share of Common Stock in such Change of Control transaction, and (ii) in the event that this Warrant is exercised in connection with an Initial Public Offering, the Fair Market Value of the Common Stock shall be equal to the price at which shares of Common Stock are sold to the public in such offering.

“Holder” shall mean, as applicable, (i) the Initial Warrant Holder, (ii) any successor of the Initial Warrant Holder or (iii) any other Person to whom this Warrant shall have been transferred in whole or in part in accordance with the provisions of Article IX hereof.

“Initial Exercise Date” shall have the meaning set forth in the preamble hereof.

“Initial Exercise Price” shall have the meaning set forth in the preamble hereof.

“Initial Public Offering” shall mean the first sale of Common Stock by the Company to the public pursuant to a public offering registered under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

“Initial Warrant Holder” shall have the meaning set forth in the preamble hereof.

“Initial Warrant Shares” shall have the meaning set forth in the preamble hereof.

“Original Warrant” shall have the meaning set forth in the preamble hereof.

“Person” shall mean an individual, partnership, limited liability company, corporation,

association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof or other entity of whatever nature. “Property” shall have the meaning set forth in Section 4.02 hereof.

“Registered Sale” shall have the meaning set forth in Section 9.02 hereof.

“Registration Rights Agreement” shall mean that certain Fourth Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company party thereto (as amended, restated or otherwise modified, and including any successor agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock” shall mean (i) the Common Stock and/or (ii) any class or series of capital stock of the Company (other than Common Stock) or any other Person or any other securities of the Company or any other Person in each case that the Holder is entitled to receive, or receives, in lieu of or in addition to Common Stock, pursuant to Article IV hereof upon exercise of this Warrant.

“Stockholder Agreement” shall mean that certain Fourth Amended and Restated

Stockholder Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company party thereto (as amended, restated or otherwise modified, and including any successor agreement).

“Warrant” shall have the meaning set forth in Section 2.01(a).

“Warrant Shares” shall mean the Initial Warrant Shares as adjusted from time to time pursuant to the terms of this Warrant. It is understood and agreed that, depending on the context in which the term “Warrant Shares” is used in this Warrant, such term is sometimes used to refer to (i) the Stock or other property (including cash) issued upon exercise of this Warrant, (ii) the Stock or other property (including cash) that from time to time is issuable upon exercise of this Warrant or (iii) the Stock or other property (including cash) referred to in both of the foregoing clauses (i) and (ii).

ARTICLE II

EXERCISE OF WARRANT

Section 2.01. Method of Exercise.

(a) Subject to and upon the terms and conditions set forth in this Amended and Restated Common Stock Purchase Warrant (this “Warrant”), the Holder may exercise this Warrant, in whole or in part with respect to any Warrant Shares, at any time and from time to time prior to 5:00 P.M., New York City time, on the Expiration Date, by presentation and surrender of this Warrant to the Company at its principal office, together with (x) a properly completed and duly executed subscription form, in the form attached hereto as Exhibit A, which subscription form shall specify the number of Warrant Shares for which this Warrant is then being exercised and the Person to whom the Warrant Shares shall be issued, who may be the Holder or an Affiliate of the Holder, (y) payment of the aggregate Exercise Price payable hereunder in respect of the number of Warrant Shares being purchased upon exercise of this Warrant, and (z) if applicable, the payment of any transfer taxes required to be paid by the Holder pursuant to Section 2.07. Payment of such aggregate Exercise Price shall be made in cash, by money order, certified or bank cashier’s check or wire transfer (in each case in lawful currency of the United States of America) or through a “cashless exercise” in the manner provided in Section 2.01(b).

(b) In lieu of making payment in the manner provided in Section 2.01(a) of all or any portion of the aggregate Exercise Price payable in respect of the number of Warrant Shares for which this Warrant is being exercised, the Holder may pay all or such portion of such aggregate Exercise Price on a “cashless” basis by electing not to receive all of such Warrant Shares otherwise issuable upon such exercise but only to receive that number of such Warrant Shares as shall be determined in accordance with the following formula:

X = Y(A-B)

        A

Where: X =	the number of Warrant Shares to be issued to the Holder pursuant to this Section 2.01(b)

Y=	the number of Warrant Shares for which this Warrant is being exercised as of the applicable Exercise Date

A=	the Fair Market Value as of the applicable Exercise Date of a share of Common Stock constituting such Warrant Shares

B=	the Exercise Price for such Warrant Shares in effect as of the applicable Exercise Date

The Holder may elect to make payment of all or any portion of such aggregate Exercise Price pursuant to, and in the manner set forth in, this Section 2.01(b) by surrendering this Warrant to the Company at its principal office, together with (x) a properly completed and duly executed net issue exercise election, in the form attached hereto as Exhibit B, which net issue exercise election shall specify the number of Warrant Shares for which this Warrant is then being exercised (which shall include the number of Warrant Shares to be surrendered as payment therefor) and the Person to whom the Warrant Shares shall be issued, who may be the Holder or an Affiliate of the Holder, (y) if not already a party thereto, an instrument of accession to the Stockholder Agreement and the Registration Rights Agreement, in each case, dated as of the Initial Exercise Date, in substantially the form reasonably requested by the Company, and (z) if applicable, the payment of any transfer taxes required to be paid by the Holder pursuant to Section 2.07. For the avoidance of doubt, unless indicated otherwise, references to “exercise” herein shall refer to an exercise of this Warrant under Section 2.01(a) or a net issue exercise under Section 2.01(b).

Section 2.02. Effectiveness of Exercise; Ownership. Each exercise of this Warrant by the Holder shall be deemed to have been effected immediately prior to the close of business on the date upon which all of the requirements of Section 2.01(a) or 2.01(b), as applicable, with respect to such exercise shall have been complied with in full (each such date, an “Exercise Date”). On the applicable Exercise Date with respect to any exercise of this Warrant by the Holder, the Company shall be deemed to have issued to the Holder or its applicable Affiliate, and the Holder or its applicable Affiliate shall be deemed to have become the holder of record and legal owner of, the number of Warrant Shares being purchased upon such exercise of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such number of Warrant Shares being purchased may not then be actually delivered to the Holder or its applicable Affiliate.

Section 2.03. Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within thirty (30) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder or its applicable Affiliate, or as the Holder or its applicable Affiliate may direct (upon payment by the Holder of any applicable transfer taxes as required by Section 2.07 and subject to, in all cases, the provisions of Article IX), a certificate or certificates for the number of Warrant Shares to be issued to the Holder or its applicable Affiliate on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the Fair Market Value.

Section 2.04. Shares To Be Fully Paid and Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of all liens, taxes, charges and other encumbrances or restrictions on sale (other than those set forth herein, including restrictions under the Stockholder Agreement and the Registration Rights Agreement) and free and clear of all preemptive rights and will be issued in compliance with all applicable federal and state securities laws.

Section 2.05. Fractional Shares. No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a Warrant Share called for upon any exercise hereof, the Company shall make a cash payment to the Holder as set forth in Section 2.03.

Section 2.06. Issuance of New Warrants; Company Acknowledgment. Upon any partial exercise or transfer of this Warrant, the Company, at its expense, will forthwith issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, and exercisable, in the aggregate, for the balance of the Warrant Shares. Moreover, the Company shall, at the time of any exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant; provided, however, that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

Section 2.07. Payment of Taxes and Expenses. The Holder shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Warrant Shares purchased upon exercise of this Warrant and issued in a name other than that of the Holders and/or (ii) new or replacement warrants in a name other than that of the Holder.

Section 2.08. Expiration. This Warrant and the Holder’s rights hereunder, to the extent not previously exercised, shall expire as of 5:00 P.M., New York City time, on the Expiration Date.

ARTICLE III

ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS

AND COMBINATIONS.

In the event that, at any time and from time to time after the Initial Exercise Date, the Company shall (a) issue additional shares of Common Stock (or other applicable Warrant Shares) as a dividend or other distribution on outstanding shares of Common Stock (or other applicable Warrant Shares), (b) subdivide its outstanding shares of Common Stock (or other applicable Warrant Shares) into a greater number of shares of Common Stock (or other applicable Warrant Shares) or (c) combine its outstanding shares of Common Stock (or other applicable Warrant Shares) into a smaller number of shares of Common Stock (or other applicable Warrant Shares), then, in each such event, (x) the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then current Exercise Price by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock (or other applicable Warrant Shares) outstanding immediately prior to such event, and (ii) the denominator of which shall be the total number of shares of Common Stock (or other applicable Warrant Shares) outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect, and (y) the number of Warrant Shares shall be adjusted by increasing or decreasing, as the case may be, the number of shares of Common Stock (or other applicable Warrant Shares) included within the Warrant Shares by the percentage increase or decrease in the total number of shares of Common Stock (or other applicable Warrant Shares) outstanding immediately after such event over the total number of shares of Common Stock (or other applicable Warrant Shares) outstanding immediately prior to such event and the result so obtained shall be the Warrant Shares then in effect. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Article III.

ARTICLE IV

ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION OR MERGER

Section 4.01. Reorganization, Consolidation or Merger. Subject to the terms of Section 4.02, in case that, at any time or from time to time after the Initial Exercise Date, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other Person or (c) transfer (including by exclusive license) all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the Holder, on the exercise of this Warrant as provided in Article II at any time or from time to time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Shares issuable on such exercise immediately prior to such consummation or such effective date, as the case may be, the stock and other securities and property (including cash) to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if the Holder had so exercised this Warrant and received Warrant Shares immediately prior thereto, all subject to successive adjustments thereafter from time to time pursuant to, and in accordance with, the provisions of Article III and this Article IV.

Section 4.02. Dissolution. In the event of any dissolution of the Company following the transfer (including by exclusive license) of all or substantially all of its properties or assets at any time after the Initial Exercise Date, the Company shall retain for a period of at least sixty (60) days after the effective date of such dissolution the stock and other securities and property (including cash, where applicable) (collectively, the “Property”) receivable by the Holder pursuant to Section 4.01 upon exercise of this Warrant at any time after the effective date of such dissolution. If the Holder fails to exercise this Warrant within the sixty (60) day period following the effective date of such dissolution, then such Property shall be distributed pro rata to those Persons who were stockholders of record of the Company on the effective date of such dissolution or as otherwise provided by the Company.

Section 4.03. Continuation of Terms. Notwithstanding any reorganization, consolidation, merger or transfer (and any dissolution following any such transfer) referred to in this Article IV, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities whether or not such Person shall have expressly assumed the terms of this Warrant.

ARTICLE V

OFFICER’S CERTIFICATE AS TO ADJUSTMENTS.

In each case of any adjustment or readjustment in the number and kind of Warrant Shares, or property, issuable hereunder from time to time, or the Exercise Price, the Company, at its expense, will promptly cause an officer of the Company to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such certificate to the Holder.

ARTICLE VI

NOTICES OF RECORD DATE

In the event of:

(a) any taking by the Company of a record of the holders of Warrant Shares for the purpose of determining the holders thereof who are entitled to receive any shares of Common Stock or other securities as a dividend or other distribution or pursuant to a stock split;

(b) any reorganization of the Company, any transfer (including by exclusive license) of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other Person, or any other event constituting a Change of Control;

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d) an Initial Public Offering;

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or stock split, and stating the amount and character of such dividend, distribution or stock split, (ii) the date on which any such reorganization, transfer, consolidation, merger, Change of Control, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, transfer, consolidation, merger, dissolution, liquidation or winding-up, or (iii) the date on which such Initial Public Offering is anticipated to close. Such notice shall be delivered at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken or event shall occur.

ARTICLE VII

EXCHANGE OF WARRANT

Subject to the provisions of Article IX, this Warrant shall be exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new warrants of like tenor, each registered in the name of the Holder or in the name of such other Persons as the Holder may direct (upon payment by the Holder of any applicable transfer taxes). Each of such new warrants shall be exercisable for such number of Warrant Shares as the Holder shall direct, provided that all of such new warrants (together with any portion of this Warrant retained by the Holder) shall represent, in the aggregate, the right to purchase the same number of Warrant Shares which may be purchased by the Holder upon exercise of this Warrant at the time of its surrender.

ARTICLE VIII

REPLACEMENT OF WARRANT

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on and subject to delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of the mutilated Warrant, the Company at its expense will issue and deliver, in lieu thereof, a new warrant of like tenor. In the event of any amendment, modification or adjustment to this Warrant in accordance with Article III or the last sentence of Section 11.06, the Company at its expense will execute and deliver, in lieu hereof, a new warrant reflecting such changes and a certificate setting forth any applicable adjustments and showing the facts upon which such adjustments are based and send each to the Holder in accordance with the notice provisions hereof.

ARTICLE IX

RESTRICTIONS ON TRANSFER; COMPLIANCE WITH

SECURITIES ACT; MECHANICS OF TRANSFER

Section 9.01. Contractual Transfer Restrictions. Notwithstanding anything expressed or implied in this Warrant to the contrary, in no event shall the Holder sell, assign, transfer, endorse, pledge, mortgage, hypothecate or otherwise convey or dispose of all or any portion of this Warrant, any Warrant Shares issued from time to time upon exercise of this Warrant, or any interest in any of the foregoing to any Person unless in accordance with the provisions of this Warrant and the Stockholder Agreement and Registration Rights Agreement to which the Holder is required to be or become a party in accordance with Section 2.01. If not already a party thereto, any Affiliate of the Holder who is issued Warrant Shares, upon exercise of this Warrant, shall execute and deliver to the Company an instrument of accession to the Stockholder Agreement and the Registration Rights Agreement, in substantially the form reasonably requested by the Company, in accordance with Section 2.01.

Section 9.02. Securities Laws Restrictions. Neither this Warrant nor any of the Warrant Shares issued from time to time upon exercise of this Warrant may be offered, sold, assigned, transferred, endorsed, pledged, mortgaged, hypothecated or otherwise conveyed or disposed of by the Holder, unless (i) any such offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition is effected (A) pursuant to and in conformity with an effective registration statement under the Securities Act (a “Registered Sale”) or any then available exemption from the registration requirements of the Securities Act, and (B) pursuant to and in conformity with any applicable state securities or blue sky laws, and (ii) in the case of any offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition other than pursuant to a Registered Sale, if reasonably requested by the Company, the Holder shall have obtained and delivered to the Company a written legal opinion of counsel (reasonably satisfactory to the Company as to such counsel and as to the substance of such opinion) to the effect that any such proposed offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation or other conveyance or disposition by the Holder does not violate the registration provisions of the Securities Act and any applicable state securities or blue sky laws.

Section 9.03. Effect of Violation of Transfer Restrictions. Any offer, sale, assignment, transfer, endorsement, pledge, mortgage, hypothecation, or other conveyance or disposition of all or any portion of this Warrant or any Warrant Shares issued from time to time upon exercise of this Warrant, or of any interest in this Warrant or any of such Warrant Shares, in violation of this Article IX or the other applicable portions of this Warrant shall be null and void.

Section 9.04. Legends.

(a) Each certificate representing any Warrant Shares issued upon exercise of this Warrant shall bear the legends required pursuant to the Stockholders Agreement and Registration Rights Agreement.

(b) Each certificate representing any Warrant Shares issued from time to time upon exercise of this Warrant shall also bear any legend required under any applicable state securities or blue sky laws.

Section 9.05. Survival. The obligations of the Holder (and/or of any transferee of the Warrant or any Warrant Shares issued from time to time upon exercise of this Warrant) under this Article IX shall, with respect to any Warrant Shares issued from time to time upon exercise of this Warrant, survive the exercise, expiration or other termination, or transfer, of this Warrant indefinitely.

Section 9.06. Mechanics of Transfer. Any transfer of all or any portion of this Warrant, or of any interest therein, to an Affiliate of the Holder or that is otherwise in compliance with the provisions of this Article IX and the other applicable provisions of this Warrant shall be effected by surrendering this Warrant to the Company at its principal office, together with (i) a duly executed form of assignment, in the form attached hereto and (ii) payment pursuant to Section 2.07 of any applicable transfer taxes, if any. In the event of any such transfer of this Warrant, in whole, the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares which were purchasable by the Holder upon exercise of this Warrant at the time of its transfer. In the event of any such transfer of any portion of this Warrant, (i) the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares which were purchasable by the Holder upon exercise of the transferred portion of this Warrant at the time of such transfer, and (ii) the Company shall issue a new warrant of like tenor to the Holder, representing the right to purchase the number of Warrant Shares purchasable by the Holder upon exercise of the portion of this Warrant not transferred to such transferee. Until this Warrant or any portion thereof is transferred in accordance with this Warrant, the Company may treat the Holder as the absolute holder of this Warrant and all right, title and interest therein for all purposes, notwithstanding any notice to the contrary.

ARTICLE X

INVESTMENT REPRESENTATIONS

Section 10.01. Investment Representations.

(a) This Warrant and the Warrant Shares to be acquired by the Holder as contemplated hereby are being acquired for the Holder’s own account, for investment, and not with a view to the resale or distribution thereof or with the present intention of distributing or selling any of such securities. The Holder understands that such securities have not been registered under the Securities Act of 1933, on the ground that the offer and sale of such securities by the Company to the Holder are exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving any public offering of such securities. The Holder understands that the Company’s reliance on such exemption is predicated in part on the representations of the Holder contained herein.

(b) The Holder understands that it may bear the economic risk of investment in the Warrant and the Warrant Shares to be acquired by it hereunder for an indefinite period of time because such securities have not been registered under the Securities Act, and therefore may not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(c) The Holder acknowledges and agrees that this Warrant and each certificate representing Warrant Shares acquired by it hereunder shall bear appropriate restrictive legends referring to the restrictions on transfer applicable to such securities. Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Company. Holder has been furnished with all information and materials it has requested concerning the Company.

ARTICLE XI

GENERAL

Section 11.01. Statement on Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares, and without limiting or affecting such adjustments, this Warrant may continue to express the same Exercise Price and the same number and kind of Warrant Shares as are stated on the front page hereof, subject to Article III.

Section 11.02. Reserved.

Section 11.03. Authorized Shares; Reservation of Shares for Issuance. At all times while this Warrant is outstanding, the Company shall maintain its corporate authority to issue, and shall have authorized and reserved for issuance upon exercise of this Warrant, such number of Warrant Shares as shall be sufficient to perform its obligations under this Warrant (after giving effect to any and all adjustments to the number and kind of Warrant Shares purchasable upon exercise of this Warrant).

Section 11.04. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer (including by exclusive license) of assets, consolidation, merger, dissolution, issuance or sale of securities, sale or other transfer of any of its assets or properties, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the amount payable therefor on such exercise, and (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

Section 11.05. No Rights as Stockholder. The Holder shall not be entitled to vote or to receive dividends or to be deemed the holder of Warrant Shares that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings (except to the extent otherwise provided in this Warrant), or to receive dividends or subscription rights, until the Holder shall have exercised the Warrant in accordance with the provisions hereof.

Section 11.06. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)	If to Holder, to:

Kirin Holdings Company, Limited

Nakano Central Park South

4-10-2 Nakano

Nakano-ku, Tokyo 164-0001, Japan

Attention: Toru Yoshimura, General Manager, Corporate Strategy

Department

E-mail: to-yoshimura@Kirin.co.jp

(b)	If to the Company, to:

Thorne Holding Corp.

620 Omni Industrial Boulevard

Summerville, South Carolina 29483

Attention: Scott Wheeler and Kim Pearson

Email: SWheeler@thorne.com and KPearson@thorne.com

Section 11.07. Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and the Holder.

Section 11.08. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 11.09. Covenants To Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

Section 11.10. Severability. In case anyone or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.11. Construction. The definitions of this Warrant shall apply equally to both the singular and the plural forms of the terms defined. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The section and paragraph headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

Section 11.12. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of the terms of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance or other equitable relief that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Warrant or where any provision hereof is validly asserted as a defense, the successful party to such action or proceeding shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other available remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Common Stock Purchase Warrant No. 10 to be executed in its corporate name by one of its officers thereunto duly authorized, all as of the day and year first above written.

THORNE HOLDING CORP.

By:	/s/ Scott Wheeler
Name:	Scott Wheeler
Title:	CFO

[Signature Page to Amended and Restated Common Stock Purchase Warrant]

EXHIBIT A

FORM OF SUBSCRIPTION

(To be executed upon exercise of Warrant)

To: THORNE HOLDING CORP.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to exercise thereunder, [             ] shares of common stock, $0.01 par value per share (“Common Stock”)1, of THORNE HOLDING CORP., a Delaware corporation, and [tenders herewith payment of $[             ], representing the aggregate purchase price for such shares based on the price per share provided for in such Warrant] OR [in lieu of making payment of the aggregate purchase price for such shares based on the price per share provided for in such Warrant, the undersigned shall pay such aggregate purchase price on a “cashless” basis in the manner provided for in such Warrant]. Such payment is being made in lawful money of the United States by certified or bank cashier’s check or wire transfer or through a “cashless exercise” in the manner provided for in the Warrant.

Please issue a certificate or certificates for such shares of Common Stock in the name of [             ] at the address set forth below:

[______]

[______]

[______]

[______]

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock/other Stock less any fraction of a share of Common Stock paid in cash.

Dated:                     , 20___

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[1]	To be modified throughout for other applicable Warrant Shares issuable upon exercise of the Warrant.

EXHIBIT B

FORM OF ASSIGNMENT

(To be executed upon assignment of Warrant)

For value received, [             ] hereby sells, assigns and transfers unto [             ] [the attached Warrant / [    _]% of the attached Warrant], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Thorne Holding Corp. as attorney to transfer [said Warrant / said percentage of said Warrant] on the books of Thorne Holding Corp., a Delaware corporation, with full power of substitution in the premises.

[If not all of the attached Warrant is to be so transferred, a new Warrant is to be issued in the name of [             ] for the balance of said Warrant.]

The undersigned acknowledges that transfers of the attached Warrant are subject to all of the restrictions on transfer contained or referenced in Section 9 of the Warrant and hereby represents and warrants that the transfer made hereby does not violate any of such restrictions in any respect. Any such transfer in violation of such restrictions shall be null and void.

Dated:                     , 20

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